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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-104728 of Tweeter Home Entertainment Group, Inc. on Form S-3 of our report dated November 26, 2002, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for goodwill and intangible assets in fiscal 2002), appearing in the Annual Report on Form 10-K of Tweeter Home Entertainment Group, Inc. for the year ended September 30, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 31, 2003